EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second Quarter Financial Information

SPOKANE, Wash., July 21, 2005 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel today announced second-quarter after-tax earnings for the company of $505,987 which is a 16.0% improvement over the $436,139 earned during the same quarter last year. Fully diluted earnings per share for the second-quarter improved to $0.24 from $0.20 per share. For the six-months, year-to-date, earnings report at $956,007, a 13.4% increase over earnings of $843,279 reported in the first-half of 2004.

Year-to-date earnings per share improved to $0.45, compared to $0.40 per share last year. Prior year per share results have been adjusted to account for a five-percent stock dividend paid in June 2005. Annualized return on average assets for the first-half 2005 reports at 0.86%, with return on average equity reporting at 9.42%.

Total assets for the company were $239 million on June 30, 2005, a $15 million increase (6.7%) when compared to total assets of $224 million reported on June 30, 2004.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"); the Bank also reported an excellent growth in earnings. For the six-months ending June 30, 2005, the Bank reported 15.4% higher earnings this year over last year ($1,003,203 compared to $869,452). The Bank reported net outstanding loans, including mortgage loans held for sale, of $171.6 million on June 30, 2005, a $25.4 million (17.4%) increase when compared with June 30, 2004. Deposits of $190.3 million were $10.4 million higher (5.8%) than on June 30, 2004.

Mr. Fewel attributed the increase in net income to an improvement in the Bank's net interest income. "Net interest income increased about $365 thousand, when comparing the first six-months of 2005 to the same period in 2004," he said. "Nearly 90% of that improvement was due to our excellent loan growth. Changes in interest rates contributed modestly. With mortgage interest rates remaining low and residential construction activity continuing strong, the Bank's mortgage department also made a significant contribution to the Bank's bottom line."

"It is particularly gratifying," Fewel said, "to see loans growing at the same time that the Bank's credit quality ratios are improving. For example, a year ago delinquent loans (over thirty days past due) were 1.04% of the portfolio. Today they are 0.10%. Non-performing assets (repossessed real estate plus loans on which the accrual of interest has been stopped) were 1.51% of the loan portfolio on June 30, 2004, and today they are only 0.63%."

New requirements of publicly reporting companies have pushed accounting fees up, with some of those increases related to additional internal control documentation required by Section 404 of the Sarbanes-Oxley Act. "In addition, the Bank's establishment of a loan production office in Walla Walla, construction of a new branch office in Post Falls and acquisition of a new branch site at Ruby and Ermina in Spokane have had a negative impact on earnings in the short-run," Fewel said, "but are expected to enhance net income long-term."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:
Northwest Bancorporation, Inc.
Randall L. Fewel, President and CEO
(509) 456-8888